EXHIBIT 2.2
                                                             -----------


                               AMENDMENT NO. 1

                                     TO

                     STOCK AND ASSET PURCHASE AGREEMENT

        THIS AMENDMENT NO. 1 TO THE STOCK AND ASSET PURCHASE AGREEMENT, is entered into as of April 13, 2004 (this "Amendment"), by and between NEWELL RUBBERMAID INC., a Delaware corporation ("Seller") and GLOBAL HOME PRODUCTS LLC, a Delaware limited liability company
   ("Purchaser"). Capitalized terms used in this Amendment and not otherwise defined in this Amendment shall have the meanings given them in the Purchase Agreement (defined below).

                            W I T N E S S E T H:

        WHEREAS, Purchaser and Seller have entered into that certain Stock and Asset Purchase Agreement, dated as of March 12, 2004 (the "Purchase Agreement"), pursuant to which Purchaser will purchase the Business from Seller on the terms and subject to the conditions set forth therein.

        WHEREAS, the parties hereto desire to amend the Purchase
   Agreement as set forth below.

        NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in the Purchase Agreement and herein, and intending to be legally bound hereby, the parties hereto agree as follows:

                                 ARTICLE I

                                 AMENDMENT

   1.1     AMENDMENT.

   (a) Section 9.2(b) of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

                  "(b) Subject to the limitations set forth in SECTION 9.4(e) through (i), Seller will indemnify Purchaser Indemnified Parties against, and hold them harmless from, any Damages arising from:

                       (i) Any breach of any covenant by Seller set forth in this Agreement (other than with respect to Taxes);

                       (ii)  Any Excluded Liability;

                       (iii)  Product liability claims relating to
   products of the Business arising out of occurrences prior to the Closing Date;







                       (iv) Any claims, including workers compensation and similar claims, made by or with respect to current or former employees of the Acquired Companies who are not Business Employees or by Business Employees relating to occurrences prior to the Closing Date;

                       (v)  The assets, liabilities and Contracts
   transferred, assumed or terminated pursuant to SECTION 6.2;

                       (vi) The failure to comply with any "bulk sales" notice requirement in connection with the transactions contemplated hereby;

                       (vii)  The bankruptcy matters set forth on
   SCHEDULE 9.2(b)(vii);

                       (viii) Any casualty or condemnation of any Owned Real Property or Leased Real Property occurring after the date hereof and prior to the Closing;

                       (ix) Any claims (other than Assumed Liabilities and claims that are the subject of SECTION 9.2(b)(iii) or (iv)) arising out of occurrences prior to the Closing Date that are covered by insurance of which Seller or any Seller Affiliate, including any Acquired Company, is a beneficiary that was in effect with respect to the Business prior to the Closing Date;

                       (x) The (A) lien currently recorded with the Public Registry of Property of Durango, Durango, Mexico related to a seizure of the business of Intercraft Burnes, S. de R.L. de C.V. as a going concern for an amount of MXP$109,086,930.83 as ordered by Official Communication number 5831, in connection with the tax credits H-87457, H-87459, H-87460 and H-87461 as requested by the Ministry of Finance of Public Credit, or any failure to remove such lien, and (B) pledge registered on May 14, 1993 of the equity interest of Intercraft Burnes, S. de R.L. de C.V. in favor of Comerica Bank-Illinois, or any failure to remove such pledge;

                       (xi)  Any claims or losses arising from the
   failure to terminate on or prior to the Closing Date the UCC financing statement filed by Mirado S.A. against Intercraft Company or its subsidiaries in connection with the Receivables Purchase and Servicing Agreement, dated as of September 18, 2001, between each subsidiary of Newell named on the signature pages thereto, Newell Rubbermaid Inc. and Mirado S.A.;

                       (xii) Any claims that sublicensing the Licensed Trademarks (as defined in the Trademark License Agreement made as of October 29, 1999 between Regal Ware, Inc. and Newell Operating Company ("Trademark License Agreement")) pursuant to the sublicense (the "Sublicense Agreement") dated the date hereof between Purchaser and Seller (A) conflicts with or violates the Trademark License Agreement,
   (B) requires the consent or other approval of Regal Ware, Inc. or any Affiliate thereof, (C) results in the termination of the Trademark







   License Agreement or a default thereunder or (D) otherwise entitles Regal Ware, Inc. or any Affiliate thereof to any fees, damages or other relief;

                       (xiii)  Any claims by customers of the Frame
   Business, including by set-off or other reduction of amounts owed, received by Purchaser or its Affiliates on or prior to the 90th day after the date hereof for rebills, reductions, credits or other chargebacks that arise out of or are related to such customers' dissatisfaction with the service provided by the Frame Business prior to the date hereof relating to the shipment of orders on time and complete; provided that the maximum amount of Damages for which Seller will be obligated to indemnify the Purchaser Indemnified Parties pursuant to this Section 9.2(b)(xiii) will be $2,000,000; and provided further that Seller will not be obligated to indemnify Purchaser with respect to a claim pursuant to this Section 9.2(b)(xiii) if a Purchaser Indemnified Party induced such claim to be brought by the applicable customer;

                       (xiv) Any claims that use by Purchaser or any of its Subsidiaries of the Licensed Trademarks in accordance with the provisions of the Sublicense Agreement infringes or violates the Licensed Trademarks; and

                       (xv) Any claims arising out of or relating to the termination of the employment of (A) Rodrigo Cavazos Vargas under the Contrato Individual De Trabajo Por Tiempo Indefinido dated April 1, 2003 by and between Prestservco, S. de R.L. de C.V. and Rodrigo Cavazos Vargas, or (B) Carlos L. Hernandez Vazques under the Contrato Individual De Trabajo Por Tiempo Indefinido dated May 19, 2003 by and between Prestservco, S. de R.L. de C.V. and Carlos L. Hernandez Vazquez.

   For purposes of determining whether claims are covered by insurance as provided in SECTION 9.2(b)(ix), the decision as to coverage of the insurance carrier (typically, The Traveler's Insurance Company) will be conclusive; PROVIDED that (i) Seller will submit to the relevant insurance carrier all such claims asserted by Purchaser for which there is a reasonable basis for coverage, and (ii) after such efforts to establish coverage as Seller elects to make, Seller will afford Purchaser an opportunity to contest any denial of coverage directly against the insurance carrier. As and when requested by Purchaser, Seller will, at Purchaser's expense, execute and deliver, or cause to be executed and delivered, all such documents and instruments and will take, or cause to be taken, all such further or other actions, as Seller may reasonably deem necessary or desirable to permit Purchaser to so contest such denials."

   (b) The definition of "Excluded Receivables" contained in Section 2.4(c) of the Purchase Agreement shall be amended and restated as follows: ""Excluded Receivables" means all accounts and notes receivable (including Chargeback Amounts and rebills with respect to Historical Receivables), as of the Closing Date, related to the Business, other than accounts and notes receivable of the







   International Asset Sellers other than Newell Industries Canada Inc.;
   and".

   (c) Section 1.2(b)(iii) of the Purchase Agreement shall be amended and restated as follows: "All accounts and notes receivable of the Business, other than (A) intercompany accounts and notes receivable, and (B) the accounts receivable of Newell Industries Canada Inc.;"

   (d) Each of (i) Trademark License Agreement and the Intellectual Property (as defined in the Trademark License Agreement) subject thereto and (ii) License Agreement dated May 1, 1999 between The Coca-Cola Company and Anchor Hocking Consumer Glass Division, as amended pursuant to an addendum dated January 4, 2001, and extended pursuant to the License Agreement effective January 1, 2003 between the Coca-Cola Company and Calphalon Corporation amended June 24, 2003 (the "Coke License Agreement") and the Intellectual Property (as defined in the Coke License Agreement) subject thereto and the inventory utilizing such Intellectual Property, will not be included in the Purchased Assets and will not be assigned to Purchaser pursuant to the Purchase Agreement. In addition, notwithstanding anything to the contrary in the Purchase Agreement, (i) the inventory utilizing the Intellectual Property (as defined in the Coke License Agreement) as of December 31, 2003 and as of the Closing Date will not be included in the Year-End Net Working Capital or in the Closing Net Working Capital, respectively, and (ii) the restrictions contained in Section
   6.11 of the Purchase Agreement will not apply to the distribution or sale by Seller or its Affiliates of the inventory as of the Closing Date utilizing the Intellectual Property (as defined in the Coke License Agreement).

   (e) The Coke License Agreement shall not be included on SCHEDULE 8.1(g) to the Purchase Agreement, and no consent shall be required thereunder pursuant to Section 8.1(g) of the Purchase Agreement.

   (f) The reference to "Acquired Assets" in Section 2.3(b)(iv)(x)(2) of the Purchase Agreement shall be changed to "Purchased Assets".

   (g) Section 6.11(c)(ii) of the Purchase Agreement shall be amended and restated as follows: ""Competing Glass Business" means the design or manufacture in North America, or the marketing, distribution or sale directly into the North America market, of consumer and specialty glass products that have been manufactured or sold by the Acquired Companies or Asset Sellers within the 12-month period immediately prior to the Closing and any other glass products similar in design or function, including any Products (as defined in the Anchor/Newell Supply Agreement to be entered into on the Closing Date between Newell SAS and Anchor Hocking Operating Company LLC (the "Anchor/Newell Supply Agreement"); PROVIDED, that "Competing Glass Business" will not include (A) the existing activities described in SCHEDULE 6.11(c) hereof or (B) the design, manufacture, marketing, distribution and sale of any products that contain, use or include glass parts as components of products that are not primarily made of glass (E.G., a glass lid for a metal frying pan)."







   (h) Section 7.1 of the Purchase Agreement shall be amended by adding the following at the end thereof: "Without limiting the generality of
   SECTION 6.3 hereof, following the Closing Seller shall supply to Purchaser, upon Purchaser's reasonable request, information with respect to the Business Employees as employees of Seller and its Subsidiaries, such as payroll related benefit information (for example, benefits eligibility and historical contribution amounts) and claims history, to the extent permitted by applicable law."

   (i)  (1)  For purposes of this clause (i):

             (A) "Chargeback" shall mean the payment of less than the full invoiced amount in respect of any Excluded Receivable or Historical Receivable (whether or not attributable to a Customer Program), other than as a result of a customer's inability to pay the full amount of an Excluded Receivable (as a result of bankruptcy or otherwise);

             (B) "Chargeback Amount" shall mean the unpaid amount in respect of (I.E., the amount withheld from the payment of the full invoice amount of) an Excluded Receivable or Historical Receivable;

             (C) "Historical Receivable" shall mean any account or note receivable related to the Business with respect to which payment (A) of less than the full invoiced amount has been made on or at any time prior to the Closing Date and (B) is still owed with respect to the unpaid portion thereof as of the Closing Date, other than any such account or note receivable of the International Asset Sellers (other than Newell Industries Canada Inc.);

             (D)  "Recent Historical Chargeback" shall mean any
   Chargeback relating to a Historical Receivable, which Chargeback was made or incurred within 30 days prior to the Closing Date; and

             (E) "Aged Historical Chargeback" shall mean any Chargeback relating to a Historical Receivable, which Chargeback was made or incurred more than 30 days prior to the Closing Date.

        (2)  Notwithstanding anything to the contrary contained in
   SECTION 2.4 of the Purchase Agreement, (A) the calculation and amount of "Excluded Receivables net of reserves" for all purposes under
   SECTION 2.4 of the Purchase Agreement shall not be reduced by any Chargeback or rebill reserve relating to the Excluded Receivables or Historical Receivables, and (B) Chargebacks and rebills and reserves therefor relating to Excluded Receivables and Historical Receivables shall not be included as current liabilities in any calculation or determination of Net Working Capital.

        (3) From the Closing Date through and including the 120th day following the Closing Date, Seller shall (A) notify Purchaser of any Chargeback relating to an Excluded Receivable within five Business Days following the date on which a Chargeback relating to an Excluded Receivable occurs (each such notified Chargeback is referred to herein as a "Notified Chargeback"), and (B) provide such information in







   Seller's possession relating to Historical Receivables, Recent Historical Chargebacks and Aged Historical Chargebacks as Purchaser may reasonably request. Purchaser shall review and investigate the facts underlying (A) each such Notified Chargeback, promptly following receipt of notice of each Notified Chargeback, and (B) each Recent Historical Chargeback, promptly following the Closing Date, and shall determine in good faith, in accordance with the following sentence, whether such Notified Chargeback was appropriately claimed or asserted against the related Excluded Receivable and whether such Recent Historical Chargeback was appropriately claimed or asserted against the related Historical Receivable. The review, investigation and determination by Purchaser described in the foregoing sentence shall be conducted and made, as applicable, on a basis consistent with the manner in which such reviews, investigations and determinations were conducted and made with respect to Chargebacks for accounts and notes receivable of the Business prior to the Closing, with the exception that the time periods for performing such reviews, investigations and determinations may be expedited to comply with the time and delivery requirements set forth in this Section 1.1(i). Any Notified Chargeback and Recent Historical Chargeback that Purchaser promptly, and in any event prior to the 120th day after the Closing Date, (A) determines was not appropriately claimed or asserted against the related Excluded Receivable or related Historical Receivable, as applicable, in accordance with the foregoing two sentences, and notifies Seller of such determination, and (B) provides Seller with
   (1) a reasonable explanation as to why such Notified Chargeback or Recent Historical Chargeback was not appropriately claimed or asserted against the related Excluded Receivable or Historical Receivable, as applicable, and (2) documentation reasonably acceptable to Seller supporting such determination and explanation by Purchaser, shall be referred to herein as a "Rebill". Each (A) other Notified Chargeback,
   (B) Aged Historical Chargeback and (C) Recent Historical Chargeback that is not a Rebill shall be referred to herein as a "Reimbursable Chargeback".

        (4) Purchaser shall promptly, and in any event within five business days after Purchaser's determination of a Notified Chargeback or Recent Historical Chargeback as a Rebill, rebill on behalf of Seller and for Seller's account the applicable customer for such Rebill, and notify Seller of such determination and Rebill. Any and all payments made in respect of any Rebill, regardless of when paid, shall be for Seller's account, and Purchaser shall remit promptly to Seller any payment made to Purchaser in respect of any Rebill.

        (5) Seller shall, within five days after the 120th day following the Closing Date, notify Purchaser in writing of any Rebills that have been rebilled by Purchaser pursuant to clause (4) above with respect to which Seller has not received payment in full (and the amount of such Rebills which have not been paid in full) on or prior to the 120th day following the Closing Date (the aggregate amount of such Rebills that have not been paid to Seller as of the 120th day following the Closing Date shall be referred to herein as the "Undiscounted Rebill Amount").







        (6) Purchaser shall, within ten days following the 120th day following the Closing Date, pay to Seller, by wire transfer of immediately available funds to an account specified by Seller, an amount equal to the sum of (A) the aggregate amount of the Chargeback Amounts for the Reimbursable Chargebacks and (B) 50% of the Undiscounted Rebill Amount, provided that in no event shall Purchaser be obligated to pay to Seller an amount pursuant to this Section 1.1(i)(6) in excess of the Final Other Adjustment Amount minus the amount collected by Seller in respect of the Excluded Receivables subsequent to the Closing Date.

        (7) Seller shall cooperate with Purchaser in providing such information and documents in Seller's possession as reasonably requested by Purchaser after the Closing to timely conduct the reviews and investigations, and to make the determinations, described in
   Section 1.1(i)(3) above. Purchaser and Seller shall cooperate with each other and provide the other party with such information and access as reasonably requested by the other party after the Closing to timely collect the Rebills for Seller's account, and Purchaser and Seller shall use commercially reasonable efforts to collect such Rebills for Seller's account prior to the 120th day after the Closing Date.

        (8) From and after the Closing Date, neither Purchaser nor Seller shall induce or encourage any customer of the Business to fail to pay any portion of any Excluded Receivable.

   (j) Notwithstanding anything to the contrary contained in the Purchase Agreement, the (i) Lease Agreement for 9301 Amberglen Boulevard, Austin, Texas 78729, dated May 23, 2002, as amended on December 5, 2003, by and between Newell Rubbermaid Inc. for its Intercraft Divisions and Austin Jack LLC, and (ii) Assignment of Lease relating to the lease (as amended) described in clause (i), dated as of the Closing Date, by and among NNN AmberOaks, LLC, a Texas limited liability company, TREIT-AmberOaks, LP, a Texas limited partnership, NNN AmberOaks 1, LLC, NNN AmberOaks 2, LLC, NNN AmberOaks 3, LLC, each one a Texas limited liability company (as Lessor), acting by and through Triple Net Properties Realty, Inc. (as Agent for Lessor) as successor in interest to Austin Jack, L.L.C., a Delaware limited liability corporation and Newell Rubbermaid, Inc. (as Lessee/Assignor) and Burnes Operating Company LLC. (as Assignee), shall each be treated under the Purchase Agreement as Assumed Liabilities and Business Contracts with respect to the indemnification provisions in Section 9.3(b)(ii) and 9.3(b)(iii) of the Purchase Agreement.

                                 ARTICLE II

                             GENERAL PROVISIONS

   2.1  RATIFICATION; ENTIRE AGREEMENT.

        This Amendment shall not affect any terms or provisions of the Purchase Agreement other than those amended hereby and is only intended to amend, alter or modify the Purchase Agreement as expressly stated herein. Except as amended hereby, the Purchase Agreement remains in effect, enforceable against each of the parties, and is hereby ratified and acknowledged by each of the parties. The Purchase Agreement (including the Schedules and Exhibits), as amended by this Amendment, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

   2.2  COUNTERPARTS.

        This Amendment may be executed in two or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

   2.3  GOVERNING LAW.

        This Amendment shall be governed and construed in accordance with the laws of the State of New York, without regard to the laws that might be applicable under conflicts of laws principles.

   2.4  SEVERABILITY.

        Whenever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or enforceability shall not affect any other provision or any other jurisdiction.

   2.5  SUCCESSORS AND ASSIGNS.

        This Amendment is binding upon and shall inure to the benefit of each of the parties and their respective successors and assigns.

   2.6  HEADINGS.

        The headings, captions and arrangements used in this Amendment are for convenience only and will not affect the interpretation of this Amendment.








   IN WITNESS WHEREOF, Purchaser and Seller have caused this Amendment to be signed by their respective officers thereunto duly authorized, all as of date first written above.

                                           GLOBAL HOME PRODUCTS LLC



                                           By:  /s/ George E. Hamilton
                                                -------------------------
                                           Name: George E. Hamilton
                                           Title: Chief Executive Officer


                                           NEWELL RUBBERMAID, INC.


                                           By:  /s/ Dale L. Matschullat
                                                -------------------------
                                           Name: Dale L. Matschullat
                                           Title: Vice President -
                                           General Counsel